Exhibit 21.1
Significant Subsidiaries
Glatfelter Corporation

Name	Jurisdiction
Glatfelter Corporation (parent)	U.S. (Pennsylvania)
Glatfelter Advanced Materials N.A., LLC	U.S. (Delaware)
Glatfelter Caerphilly, Ltd.	United Kingdom
Glatfelter Costa Rica, S.r.l.	Costa Rica
Glatfelter Composite Fibers NA, Inc.	U.S. (Delaware)
Glatfelter Dresden GmbH	Germany
Glatfelter Falkenhagen GmbH	Germany
Glatfelter Gatineau Ltèe	Canada
Glatfelter Gernsbach GmbH	Germany
Glatfelter Holdings, LLC	U.S. (Delaware)
Glatfelter Ireland Limited	Ireland
Glatfelter Italia SRL	Italy
Glatfelter Luxembourg S.à.r.l.	Luxembourg
Glatfelter Luxembourg Services S.à.r.l.	Luxembourg
Glatfelter Lydney, Ltd.	United Kingdom
Glatfelter Malta Limited	Malta
Glatfelter Mt Holly LLC	U.S. (Delaware)
Glatfelter Ober-Schmitten GmbH	Germany
Glatfelter Russia LLC	Russia
Glatfelter Scaër SAS	France
Glatfelter Steinfurt GmbH	Germany
Glatfelter Switzerland S.à.r.l	Switzerland
Glatfelter Trade (Suzhou) Co., Ltd.	China
Newtech Pulp, Inc.	Philippines
PHG Tea Leaves, Inc.	U.S. (Delaware)
Glatfelter Holding (Switzerland) AG	Switzerland
Glatfelter Holding (Denmark) A/S	Denmark
Glatfelter Denmark A/S	Denmark
Glatfelter Holding (Luxembourg) AG	Luxembourg
Glatfelter Sontara South Asia Sdn. Bhd.	Malaysia
Glatfelter Sontara Korea Co., Ltd.	Korea
Glatfelter Sontara Nonwovens (Shanghai) Co., Ltd.	China
Glatfelter Mexico S.A. de C.V.	Mexico
Glatfelter Sontara Argentina S.R.L.	Argentina
Glatfelter Industries Asheville, Inc.	USA
Glatfelter Industries (France) SAS	France
Glatfelter Sontara America, Inc.	USA

Exhibit 21.1

Glatfelter Sontara Old Hickory, Inc.	USA
Glatfelter TWIG America, Inc.	USA
Glatfelter Sontara Asturias S.A.U.	Spain
Glatfelter Sontara Switzerland AG	Switzerland
Glatfelter Sontara Japan G.K.	Japan